EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Savings Plan of Koppers Industries, Inc. and Subsidiaries and the Koppers Industries, Inc. Savings Plan for Union Hourly Employees of our reports (a) dated January 28, 2000, with respect to the consolidated financial statements and schedule of Koppers Industries, Inc. included in its Annual Report (Form 10-K) and (b) dated June 8, 2000 with respect to the financial statements and schedule of the Employee Savings Plan of Koppers Industries, Inc. and Subsidiaries included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1999, filed with the Securities and Exchange Commission.




                                Ernst & Young LLP

Pittsburgh, Pennsylvania
June 16, 2000